Back to Schedule TO
Exhibit (a)(1)(K)

Date:	[Month, Day], 2009
To:	[Name]
From:	BNY Mellon Shareowner Services
Re:	Rejected Notice of Withdrawal/Change of Election Form Under the WellCare Stock Option Exchange Offer

Unfortunately, we could not accept your Notice of Withdrawal and/or Change of Election under the WellCare Stock Option Exchange Offer for the following reason(s):

The Notice of Withdrawal/Change of Election Form was received after the expiration deadline for the Exchange Offer. We cannot process your withdrawal or change of election.

The Notice of Withdrawal/Change of Election Form was not properly signed or other employee information was not provided.

__	It is unclear which eligible stock option grants are to be withdrawn or otherwise changed and/or you failed to indicate your new election for each eligible stock option grant.

If you wish to withdraw previously surrendered eligible stock options or otherwise change your original election and the Exchange Offer has not yet expired, please either:

            •      Correct the defects noted above on the attached copy of your Notice of Withdrawal/Change of Election Form, initial your corrections and deliver it to BNY Mellon Shareowner Services at the address listed on the Notice of Withdrawal/Change of Election Form; or

            •      Change your election online at https://www.corp-action.net/Wellcare (you will need the PIN that was provided to you in either an e-mail regarding the WellCare Stock Option Exchange Program Launch or a cover letter included in an Exchange Offer packet).

In either case, your withdrawal election or other change of election must be received before 5:00 p.m., Eastern Time, on September 15, 2009 (or such later date as may apply if the Exchange Offer is extended).

If we do not receive a properly completed and signed Notice of Withdrawal/Change of Election Form or an online withdrawal election or other election change before the deadline noted above, all previously tendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

If you have questions, please contact the BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday from 8:00 a.m. to 8:00 p.m., Eastern Time, at 1-866-271-9604.